EXHIBIT 10.28
[LETTERHEAD OF ABITIBIBOWATER INC.]
February 7, 2011
Alain Boivin
Re: Employment agreement between Alain Boivin and AbitibiBowater Inc.
Dear Alain,
This letter will serve to confirm your position of Senior Vice President, Pulp and Paper Operations in the post-emergence AbitibiBowater Inc.
The terms and conditions of your employment are as follows

Location:	Montreal, Quebec, Canada

Effective date:	March 4, 2011

Compensation:	Your annual base salary will be US$375,000.

Short-Term Incentive Plan (STIP):	You will be eligible to participate in a short-term incentive plan for the year 2011 with a target level of 100% of base salary. Please refer to the documentation enclosed.

Long-Term Incentive Plan (LTIP):	You will be eligible to participate in the Company’s long-term incentive plan and to receive grants under such plan, as determined by the Board of Directors from time to time, at its discretion. For 2011, you will be eligible to an annual grant equivalent to 125% of your annual base salary. The LTIP plan will be available shortly.
Other benefits:
As per policy, you will be eligible to participate in the AbitibiBowater benefits program (see attached document for an overview) and you will be entitled to 5 weeks of vacation per year as of the 2011 calendar year.

Defined contributions (DC) retirement program for executive employees:
As regards pension benefits, you will be eligible to participate in the new Company’s defined contributions (DC) retirement program for executive employees comprised of a registered DC plan and a supplemental retirement executive plan (DC SERP) at the following levels of contribution:

Employee
Contributions	Company Contributions
5% of eligible earnings*	20.5% of eligible earnings

*	Up to the US compensation limit
Please refer to the documentation enclosed.

Perquisite allowance:	You will be eligible for a perquisite allowance of US$12,000 per year as well as a complete annual medical examination.
Severance:
You will be covered by the Company’s severance policy for the Chief Executive Officer and his direct reports. Pursuant to this policy, you will be entitled to six weeks of eligible pay per year of continuous service, with a minimum of 52 weeks and up to a maximum of 104 weeks. For a period of 12 months following a “change in control”, the severance pay is available in the event of involuntary termination or voluntary termination for a “good reason”. Please refer to the documentation enclosed.
At your first week of employment, Julie McMahon from Human Resources will schedule a meeting with you to cover the details of those plans and proceed with your enrolment.

We are excited about the outlook of the newly emerged company and look forward to your involvement.
/s/ Richard Garneau
Richard Garneau
President and Chief Executive Officer
To indicate your acceptance of this employment offer, please sign in the space provided below and return an original to Julie McMahon by February 14, 2011.
I have read the present employment agreement and hereby accept the terms and conditions of my employment contract with AbitibiBowater Inc. as described herein.

/s/ Alain Boivin	February 22, 2011
Alain Boivin
Enclosures